UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2006

EDUCATE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50952	37-1465722
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Fleet Street, Baltimore, Maryland 21202

(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (410) 843-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

Item 2.03 is incorporated herein by reference.

Section 2 – Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-balance Sheet Arrangement of a Registrant

On March 31, 2006, Educate Operating Company, LLC, (“EOC”) a wholly-owned subsidiary of the registrant, Educate, Inc., (the “Company”) executed the First Amendment and Consent (the “Amendment”) to the Amended and Restated Credit Agreement dated as of April 28, 2005 (the “Agreement”) with JPMorgan Chase Bank, N.A. as administrative agent, and a syndicate of lenders that are also parties to the Agreement. The Agreement consisted of a term loan facility originally in the amount of $140 million and a revolving credit facility of $30 million. The Amendment provides for an increase in the term loan facility to $160 million and increases the interest rate spread over a base rate and the quarterly maturities over the existing term of the loan. The Amendment also provides for increased flexibility in certain other terms and conditions of the term loan facility, including covenants concerning financial condition, certain capital expenditures and required interest rate protection coverage. The Amendment also provides consent for the sale of the Company’s Education Station business, and modifies the required prepayments of amounts outstanding under the facility to 50% of the net cash proceeds from such sale. No changes were made to the Agreement concerning the revolving credit facility.

At EOC’s election the modified term loan will continue to bear interest at the base rate or Eurodollar rate plus a margin, currently at 300 basis points. Pursuant to the Agreement, quarterly principal payments based upon a 100-year amortization schedule are due through September 30, 2011 with two balloon payments in equal amounts due at the end of each of the following quarters. The obligations under the Agreement are guaranteed by the Company and certain direct and indirect subsidiaries of the Company. These obligations are secured by a senior interest in substantially all of the assets of the Company, EOC and its subsidiaries.

The Agreement includes usual and customary covenants for transactions of this type, including covenants limiting liens on assets of the Company, EOC and its subsidiaries, certain asset sales, payment of dividends, incurrence of additional indebtedness, and mergers or making fundamental changes to the business.

The Amendment is expected to constitute a substantial modification of the terms of the Agreement in accordance with generally accepted accounting principles. Accordingly, the Company expects to write off unamortized deferred financing costs related to the establishment of the Agreement and certain fees associated with the Amendment, together totaling approximately $1.1 million during the three-month period ended March 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDUCATE, INC.

/s/ Kevin Shaffer
Name:	Kevin Shaffer
Title:	Chief Financial Officer

Date: April 5, 2006